November 18, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 18, 2004, of FARO Technologies, Inc. and are in agreement with the statements contained therein except for the first, second, and fourth sentence of the first paragraph with which we have no basis to agree or disagree.

                                        Very truly yours,

                                        /s/ Ernst & Young LLP